Ethema
Health Corporation

Letter of Intent

June 12, 2020

Mr. Larry Hawkins
Biohazard Health Services, LLC.
11791 Osprey Point Circle,
Wellington, FL 33449

Dear Mr. Hawkins:

RE: Ethema Health Corporation purchase of an interest in Biohazard Health Services, LLC

This Letter of Intent, if accepted will constitute the basis for a formal Agreement of Purchase and Sale between Ethema Health Corporation ("Ethema") in Trust for a Company to be incorporated ("Newco") as purchaser and Biohazard Health Services LLC ("Covid Clear") , or the ("Vendor") in which Newco will purchase from the Vendor an interest in the busines.

Covid Clear has a unique business model that can certify that a place of business or any common space has been disinfected and is continually disinfected in real time with the use of an airborne delivery system of a proven non-toxic disinfectant The Covid Clear certification includes disinfecting, employee testing, and CDC training. Covid clear will supply an app that can scan a QR code on the Covid Clear certified sticker at the entrance to any business or common space giving the possible entrant all the information and certification specifics of that location creating a higher level of comfort entering and being in that space.

The product can aid in decreasing the spread of viruses and provides a safety net for customers and employees while in the workplace or at home. This is a functional electrolyzed water enhanced with NaCl Electrolytes. In short it is a non-toxic, safe for kids, pets, cloths, odorless, food safe, noncorrosive, and possess no respiratory hazards. This means it can be used during and while there are customers or employees in the area. Covid Clear began taking orders for their programs in March of 2020 and has signed reoccurring purchase agreements with multiple customers. Businesses are seeing this as a method to safely open and operate for both their customers and employees with a cost-effective mechanism.

Now Therefore:

1. Newco is prepared to acquire common shares of the Vendor in tranches as detailed below such that when all tranches are completed Newco will own 51% (the "Interest") of Vendors Common shares.

2. The initial investment tranche will be $250,000.00 and Newco will own 25% of the common shares of Covid Clear.

3. The second tranche will be $1,750,000.00 and Newco will purchase a further 15% of the common shares of Covid Clear. This will be the second closing and will be within 90 days of Covid Clear reaching $2,000,000 in gross sales.

4. The third tranche will be $3,000,000.00 and Newco will purchase a further 11% of the common shares of Covid Clear. This will be the third closing and will be within 90 days of Covid Clear reaching $5,000,000 in gross sales.

5. If Newco fails to complete either the second or third tranche their will be no further option to purchase any further portions of the Interest.

6. Newco and Covid Clear will agree to a use of funds memo and budget prior to closing on each of the tranches.

7. The existing shareholders shall have contributed their capital as equity and Covid Clear represents that there will be no debt in the company other than regular trade debt.

8. The members shall be able to take distributions of profits earned each quarter as long as the cash to be distributed does not exceed cash reserves of two months of operating costs.

9. Newco shall have the right to name a director to the Board of Directors of Covid Clear. There are currently three directors on the Board of Directors and the Board of Directors shall have a limit of four Directors.

10. Newco shall have the exclusive right to distribute the Covid Clear products in Canada and to any company or place of business providing addiction treatment services in North America in perpetuity. Newco shall be entitled to a commission of 8% of any product sold by Newco in the United States. In Canada, Newco shall at its sole cost either purchase product from Covid Clear at cost (Estimated at $4/gallon plus transportation or set up a production plant in Canada and pay to Covid Clear a royalty of $3.00 on every gallon of solution produced and sold from that plant. In addition to the royalty Newco will deliver to Covid Cear $100,000 of shares in Ethema Health Corporation common stock based on the average trading price based on the closing price in the 5 business days prior to the first closing or $.0015 whichever is lower.

11. Newco and Ethema and Covid Clear will indemnify each other from any liabilities, claims or causes of action as a result of entering into this letter of intent. Nothing about this letter

of intent shall be publicly released or approved for release without the express written consent by both parties

12. The expected Closing Date is June 30, 2020 or another date as mutually agreed to by the parties hereto

13. This letter sets out our intentions as to the principal terms and conditions upon which the Proposed Transaction would be completed and is a legally non-binding obligation of the parties. The parties will have no obligation to close the proposed transaction until all relevant legal agreements have been executed and delivered and all other condition precedents have been completed to their satisfaction.

Sincerely,

Ethema Health Corporation

____

Shawn Leon, President

Accepted this 17TH day of June, 2020

Biohazard Health Services, LLC.

lawrence hawkins

Lawrence Hawkins, CEO

____

John Dietz, President

____

Ben Kirk, President

6. Newco and Covid Clear will agree to a use of funds memo and budget prior to closing on each of the tranches.

7. The existing shareholders shall have contributed their capital as equity and Covid Clear represents that there will be no debt in the company other than regular trade debt.

8. The members shall be able to take distributions of profits earned each quarter as long as the cash to be distributed does not exceed cash reserves of two months of operating costs.

9. Newco shall have the right to name a director to the Board of Directors of Covid Clear. There are currently three directors on the Board of Directors and the Board of Directors shall have a limit of four Directors.

10. Newco shall have the exclusive right to distribute the Covid Clear products in Canada and to any company or place of business providing addiction treatment services in North America in perpetuity. Newco shall be entitled to a commission of 8% of any product sold by Newco in the United States. In Canada, Newco shall at its sole cost either purchase product from Covid Clear at cost (Estimated at $4/gallon plus transportation or set up a production plant in Canada and pay to Covid Clear a royalty of $3.00 on every gallon of solution produced and sold from that plant. In addition to the royalty Newco will deliver to Covid Cear $100,000 of shares in Ethema Health Corporation common stock based on the average trading price based on the closing price in the 5 business days prior to the first closing or $.0015 whichever is lower.

11. Newco and Ethema and Covid Clear will indemnify each other from any liabilities, claims or causes of action as a result of entering into this letter of intent. Nothing about this letter of intent shall be publicly released or approved for release without the express written consent by both parties

12. The expected Closing Date is June 30, 2020 or another date as mutually agreed to by the parties hereto

13. This letter sets out our intentions as to the principal terms and conditions upon which the Proposed Transaction would be completed and is a legally non-binding obligation of the parties. The parties will have no obligation to close the proposed transaction until all relevant legal agreements have been executed and delivered and all other condition precedents have been completed to their satisfaction.

Sincerely,
Ethema Health Corporation

____
Shawn Leon, President

Accepted this _____ day of June, 2020

Biohazard Health Services, LLC.

______________________________ ______________________________
Lawrence Hawkins, CEO John Dietz, President

____